Exhibit 99.1

For Immediate Release

First Hawaiian, Inc. COO to Leave the Company in March 2025

HONOLULU, Hawaii December 26, 2024 -- (Globe Newswire) -- First Hawaiian, Inc. (NASDAQ: FHB), (“First Hawaiian” or the “Company”) announced today that Christopher L. Dods, Vice Chairman and Chief Operating Officer of First Hawaiian, Inc and First Hawaiian Bank, has submitted his resignation effective March 31, 2025. He will continue to work with the management team through the first quarter of 2025 to ensure a smooth transition of his responsibilities.

Chris Dods joined First Hawaiian Bank in 2007 in the Card Services Division where he oversaw credit and debit card product development, operations, and compliance. Over time, his responsibilities grew to include marketing, corporate communications, digital banking, and all consumer products. In 2021 he was promoted to Vice Chairman and Chief Operating Officer and given oversight of Enterprise Technology Management, Enterprise Operations Services, Data and Analytics, and Strategy and Transformation.

“Chris has been a key member of our management team and has made significant contributions to FHB during his time at the bank,” said Bob Harrison, Chairman, President, and CEO. “Under his leadership, we have made great strides in modernizing the bank and creating a user-friendly, highly functional digital experience for both our consumer and business customers. We would like to thank Chris for his contributions and wish him well in his future endeavors.”

“My career here will always be a source of pride, and my love for the people and the organization can never be overstated,” said First Hawaiian, Inc. COO Chris Dods. “It has been a privilege to work at such a fine and storied institution as First Hawaiian Bank.”

First Hawaiian, Inc.

First Hawaiian, Inc. (NASDAQ: FHB) is a bank holding company headquartered in Honolulu, Hawaii. Its principal subsidiary, First Hawaiian Bank, founded in 1858 under the name Bishop & Company, is Hawaii’s largest financial institution with branch locations throughout Hawaii, Guam, and Saipan. The company offers a comprehensive suite of banking services to consumer and commercial customers including deposit products, loans, wealth management, insurance, trust, retirement planning, credit card and merchant processing services. Customers may also access their accounts through ATMs, online and mobile banking channels. For more information about First Hawaiian, Inc., visit the Company’s website, www.fhb.com.

Investor Relations Contact: Kevin Haseyama, CFA (808) 525-6268 khaseyama@fhb.com	Media Contact: Lindsay Chambers (808) 525-6254 lchambers@fhb.com